Exhibit (d)(7)

THE COMMERCE FUNDS

SUB-ADVISORY AGREEMENT
INTERNATIONAL EQUITY FUND

AGREEMENT, dated as of May 1, 2002, among Commerce Investment Advisors, Inc. (the “Adviser”), and the Bank of Ireland Asset Management (U.S.) Limited, a corporation with its principal office and, place of business at 75 Holly Hill Lane, Greenwich, CT 06830 (“Sub-Adviser”);

WHEREAS, THE COMMERCE FUNDS (the “Trust”) is registered as an open-end, diversified management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Adviser has been appointed as investment Adviser to the Trust’s International Equity Fund (the “Fund”); and

WHEREAS, the Adviser wishes to retain the Sub-Adviser to assist them in the provision of a continuous investment program for the Fund and the Sub-Adviser is willing to render such assistance;

WHEREAS, the Board of Trustees of the Fund and the Fund’s shareholders have approved this Agreement, and the Sub-Adviser is willing to furnish such services upon the terms and conditions herein set forth;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties agree as follows:

1.    Appointment.    The Adviser hereby appoints Sub-Adviser to act as sub-Adviser for the Fund as permitted by the Adviser’s Advisory Agreement with the Trust. The Sub-Adviser accepts such appointment and agrees to render the services required hereby for the compensation provided in this Agreement.

2.    Sub-Advisory Services.    Subject to the supervision of the Trust’s Board of Trustees and the Adviser, the Sub-Adviser will provide a continuous investment program for the Fund, including investment research and management with respect to all securities and investments and cash equivalents in the Fund. The Sub-Adviser will determine from time to time what securities and other investments will be purchased, retained or sold by the Fund, subject to the Adviser’s approval of the overall investment objectives of the Fund, and will arrange for the purchase and sale of securities and other investments of the Fund. The Sub-Adviser will provide the services under this Agreement, in accordance with the Fund’s investment objective, policies and restrictions as stated in the Prospectus, Statement of

Additional Information and supplements and resolutions adopted from time to time by the Trust’s Board of Trustees. The Sub-Adviser further agrees that it:

(a) will perform its obligations hereunder in conformity with all applicable Rules and Regulations of the United States Securities and Exchange Commission (“SEC”), and will in addition conduct its activities under this Agreement in accordance with other applicable law;

(b) will telecopy or send electronically trade information or foreign exchanges to the Adviser or its agent by no later than 10:00 a.m. eastern on trade date +1 or by the deadlines in the Investment Manager Guide, whichever is earlier, and cause broker confirmations to be sent directly to the Adviser;

(c) will place all orders for the purchase and sale of portfolio securities for the account of the Fund with brokers or dealers selected by the Sub-Adviser. In executing portfolio transactions and in selecting brokers or dealers, the Sub-Adviser will use its reasonable effort to seek on behalf of the Fund the best overall terms available. In assessing the best overall terms available for any transaction, the Sub-Adviser shall consider all factors it deems relevant, including, the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis. In evaluation the best overall terms available, and in selecting the broker or dealer to execute a particular transaction, the Sub-Adviser may also consider the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended) provided to the Fund and/or other accounts to which the Sub-Adviser or any affiliate thereof exercise investment discretion. The Sub-Adviser is authorized, subject to the prior approval of the Trust’s Board of Trustees, to pay to a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for the Fund which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if, but only if, the Sub-Adviser determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer — viewed in terms of that particular transaction or in terms of the overall responsibility of the Sub-Adviser to the Fund and to the Trust. In no instance will portfolio securities be purchased from or sold to the Sub-Adviser or the principal underwriter for the Trust or an affiliated person of either acting as principal or as broker, except as permitted by law. In executing portfolio transactions for the Fund, the Sub-Adviser, to the extent permitted by applicable laws and regulations, may but shall not be obligated to aggregate the securities to be sold or purchased with those of its other clients where such aggregation is not inconsistent with the policies set forth in the Fund’s Prospectus or Statement of Additional Information. In such event, the Sub-Adviser will allocate the securities so purchased or sold and the expenses incurred in the transaction in the manner it considers to be the most equitable and consistent with its fiduciary obligation to the Fund and such other clients;

(d) will not make loans to any person to purchase or carry Fund shares or make interest bearing loans to the Fund, except as provided in the Fund’s Prospectus and Statement of Additional Information;

(e) will maintain all books and records with respect to the securities transactions of the Fund entered into pursuant to this Agreement; keep books of account with respect to the Fund as required in connection with its services under the 1940 Act; and furnish the Trust’s Board of Trustees with such periodic and special reports as the Board may reasonably request; and

(f) will treat as confidential and as proprietary information of the Trust, all records and other information relative to the Trust and prior, present or potential shareholders of the Fund, except for such information that is in the public domain, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder except where the Sub-Adviser may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Trust.

Without limiting the generality of the foregoing, the Sub-Adviser further agrees that it will:

(g) manage in periodic consultation with the Adviser the Fund’s temporary investments in securities;

(h) place orders for the Fund either directly with the issuer or with any broker or dealer;

(i) manage the Fund’s overall cash position, and determine from time to time what portion of the Fund’s assets will be held in different currencies;

(j) as requested on a reasonable basis, provide the Adviser with foreign broker research;

(k) provide the Adviser with a quarterly review of international economic and investment developments, and occasional “White Papers” on international investment issues;

(l) attend regular business and investment related meetings with the Trust’s Board of Trustees and the Adviser if requested to do so by the Trust or Adviser;

(m) monitor and provide assistance with valuation of portfolio securities; and

(n) provide monthly reports including portfolio analysis and performance attributions.

3.    Services Not Exclusive.    (a) Sub-Adviser agrees not to solicit any bank Customer for the purposes of providing the services provided hereunder with respect to an investment program similar to the International Equity Fund in Kansas, Missouri and the region of Southern Illinois. Provided however, that nothing in this paragraph shall preclude the Sub-Adviser from servicing its existing clients in the above-mentioned area or any bank Customer that relocates its headquarters in Kansas, Missouri or Southern Illinois.

(b) Subject to subsection (a) above, the services furnished by the Sub-Adviser hereunder are deemed not to be exclusive and nothing in this Agreement shall (i) prevent the Sub-Adviser or any affiliated person (as defined in the 1940 Act) of the Sub-Adviser from acting as investment Adviser or manager for any other person or persons, including without limitation other management investment companies with investment objectives and policies the same as or similar to those of the Fund or (ii) limit or restrict the Sub-Adviser or any such affiliated person from buying, selling or trading any securities or other investments (including any securities or other investments which the Fund is eligible to buy) for its own accounts or for the accounts of others for whom it may be acting.

(c) Nothing contained in this Agreement (including, without limitation, the Sub-Adviser’s confidentiality obligation under Section 2(f)), however, shall prohibit the Sub-Adviser from advertising or soliciting the public generally with respect to other products or services, regardless of whether such advertisement or solicitation may include prior, present or potential shareholders of the Trust.

4.    Books and Records.    In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-Adviser hereby agrees that all records which it maintains for the Trust and the Fund are the property of the Trust and further agrees to surrender promptly to the Trust any such records upon the Trust’s request. The Sub-Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1.

5.    Expenses.    During the term of this Agreement, the Sub-Adviser will pay all expenses incurred by it in connection with its activities under this Agreement other than the cost of securities, commodities and other investments (including brokerage commissions and other transaction charges, if any) purchased for the Fund.

6.    Compensation.    For the services provided and the expenses assumed pursuant to this Agreement, the Adviser will pay the Sub-Adviser monthly and the Sub-Adviser will accept as full compensation therefor, a fee at the following annual rates based on the average daily net assets of the Fund:

0.45% on the first $50 million;
0.40% on the next $50 million; and
0.30% on the excess over $100 million.

With each monthly fee payment, Adviser or its agent shall provide Sub-Adviser with a worksheet showing the average daily net assets of the Fund for the monthly period and the calculation of the Sub-Advisory fee.

If this Agreement becomes effective or terminates before the end of any month, the fee (if any) for the period from the effective date to the end of the month or from the beginning of the month to the date of termination, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination occurs.

7.    Liability of the Sub-Adviser.    The Sub-Adviser or any of its officers, directors or employees shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust or the Fund in connection with the matters to which this Agreement relates, except a loss resulting from bad faith, willful misconduct or gross negligence in the performance of these duties or for losses resulting from a breach of its fiduciary duty with respect to the receipt of compensation for services.

8.    Duration and Termination.    The term of this Agreement shall begin on the date first above written and, unless sooner terminated as hereinafter provided, shall continue until November 30, 2003 and thereafter shall continue automatically for successive annual periods, provided such continuance is specifically approved at least annually by the Trust’s Board of Trustees or vote of the lesser of (a) 67% of the shares of the Fund represented at a meeting if holders of more than 50% of the outstanding shares of the Fund are present in person or by proxy or (b) more than 50% of the outstanding shares of the Fund, provided that in either event its continuance also is approved by a majority of the Trust’s Trustees who are not “interested persons” (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. This Agreement is terminable at any time without penalty, on 60 days’ notice, by the Adviser, Sub-Adviser or by the Trust’s Board of Trustees or by a vote of the lesser of (a) 67% of the shares of the Fund represented at a meeting if holders of more than 50% of the outstanding shares of the Fund are present in person or by proxy or (b) more than 50% of the outstanding shares of the Fund. This Agreement will terminate automatically in the event of its assignment (as defined in the 1940 Act). Termination of this Agreement shall not affect the right of the Sub-Adviser to receive payments on any unpaid balance of the compensation earned prior to such termination.

9.    Amendment of this Agreement.    No provision of this Agreement may be waived, changed, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the waiver, change, discharge or termination is sought, and no amendment of this Agreement shall be effective until approved by the vote of a majority of the outstanding voting securities of the Fund.

Notice. Any notice, advice or report to be given pursuant to this Agreement shall be delivered or mailed:

To the Sub-Adviser at:
Bank of Ireland Asset Management (U.S.) Limited
75 Holly Hill Lane
Greenwich, CT 06830

With copy to:

Bank of Ireland Asset Management (U.S.) Limited
President’s Plaza I
8600 West Bryn Mawr, Suite 530
Chicago, IL 60631

To the Adviser at:
Larry E. Franklin
Commerce Investment Advisors, Inc.
P.O. Box 419248
1000 Walnut Street
Kansas City, Missouri 64199-3686

To the Trust at:
W. Bruce McConnel, Esq.
Drinker Biddle & Reath LLP
One Logan Square
18th and Cherry Streets
Philadelphia, PA 19103-6996

10.    Use of Names.    Without the Adviser’s written consent, the Sub-Adviser will not cause or permit the use, description or reference to the Adviser, the Trust or the Fund or to the relationship contemplated by this Agreement in any advertisement or promotional materials or other materials.

11.    Miscellaneous.    The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and shall be governed by Delaware law. However, any litigation brought by either party to this Agreement shall be adjudicated in the appropriate court of jurisdiction within the State of Missouri.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

Attest:	COMMERCE INVESTMENT ADVISORS, INC.

/s/ WILLIAM R. SCHUETTER	By:	/s/ LARRY E. FRANKLIN
Name: Larry E. Franklin Title: Vice President

Attest:	BANK OF IRELAND ASSET MANAGEMENT (U.S.) LIMITED

/s/ CHARLES LAMB	By:	/s/ KEITH WALSH
Name: Keith Walsh Title: Senior Manager

	By:	/s/ PAUL O’SHEA
Name: Paul O’Shea Title: Associate Director